Exhibit 10.37

THE WESTERN UNION COMPANY 2024 LONG-TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

TERMS AND CONDITIONS

In accordance with the terms of The Western Union Company 2024 Long-Term Incentive Plan (the "Plan"), pursuant to action of the Compensation and Benefits Committee of the Board of Directors of The Western Union Company (the "Company"), the Company hereby grants to you (the "Employee"), subject to the terms and conditions set forth in this Nonqualified Stock Option Award Agreement (including Annexes A, B and C hereto and all documents incorporated herein by reference) (“the Agreement”), an option to purchase the number of shares of common stock of the Company (the "Stock Option"), as set forth below:

Number of Shares

Subject to Option: [ ]

Date of Grant: [ ]

Vesting Commencement Date: [ ]

Exercise Price: [ ], which is the Fair Market Value on the Date of Grant.

Vesting Schedule: Except as otherwise provided in the Plan, the Agreement or any severance policy applicable to Employee or any other agreement between the Company or any of its Subsidiaries or Affiliates (collectively, “Western Union”) and Employee, the Stock Option shall vest as follows:

[Vest Date]

[Vest Date]

[Vest Date]

[Vest Date] (the “Date of Full Vesting” of this Award)

(each, a “Vesting Date”), if, and only if, Employee is, and has been, continuously (except for any absence for vacation, leave, etc. in accordance with Western Union’s policies): (A) employed by Western Union; (B) serving as a Non-Employee Director; or (C) providing services to Western Union as an advisor or consultant, in each case, from the date of this Agreement through and including the applicable Vesting Date.

Expiration Date: 5:00 p.m. mountain standard time on [Expiration Date].

Exercise Period: Applicable Vesting Date through Expiration Date, subject to earlier termination in accordance with the Agreement.

THIS STOCK OPTION IS SUBJECT TO FORFEITURE AS PROVIDED IN THIS AGREEMENT AND THE PLAN.

Further terms and conditions of the Stock Option are set forth in Annexes A, B and C hereto, which is an integral part of this Agreement. Capitalized terms not defined herein shall have the same definitions as set forth in the Plan. All terms, provisions, and conditions applicable to the Stock Option set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. A copy of the Plan is available at the Fidelity Stock Plan Services, LLC (“Fidelity”) website at NetBenefits.com. By accepting this Stock Option as provided in the following paragraph, the Employee hereby acknowledges the receipt of a copy of this Agreement, including Annexes A, B and C and a copy of the Prospectus, and agrees to be bound by all the terms and provisions hereof and thereof.

By accepting this Stock Option electronically on the Fidelity website, Employee acknowledges Employee’s acceptance of, and agreement to be bound by, this Agreement and the Plan. Employee’s acceptance of the terms and conditions of this Agreement and the Plan through the Fidelity website is a condition to Employee’s receipt of the Stock Option. Employee must log on to Fidelity’s website and accept the terms and conditions of this Agreement and the Plan within 90 calendar days of the Grant Date. If Employee does not accept the terms and conditions of this Agreement and the Plan within such time, the Stock Option will be forfeited and cancelled by the Company without any payment to Employee.

Attachment: Annexes A, B and C

ANNEX A

TO

THE WESTERN UNION COMPANY 2024 LONG-TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

TERMS AND CONDITIONS

Further Terms and Conditions of Stock Option Award. It is understood and agreed that the Stock Option evidenced by the Agreement to which this is annexed is subject to the following additional terms and conditions:

1.
Conditions of Exercise. This Stock Option may not be exercised, in whole or in part, unless the following conditions are met:
(a)
Legal counsel for the Company must be satisfied at the time of exercise that the issuance of shares upon exercise will comply with applicable U.S. federal, state, local and foreign laws.
(b)
Employee gives written or electronic notice to the Company or its designated agent, in accordance with procedures prescribed by the Company, specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either: (A) in cash, (B) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom Employee has submitted an irrevocable notice of exercise (a “Cashless Exercise”), or (C) any other method of payment permitted by the Committee and applicable law, and (ii) by executing such documents as the Company may reasonably request. This Stock Option may not be exercised for a fraction of a share of Common Stock.
(c)
Employee must, at all times during the period beginning with the Date of Grant of this Stock Option and ending on the date of such exercise, (A) have been employed by Western Union, (B) served as a Non-Employee Director or (C) provided services to the Company or any of its Subsidiaries or Affiliates as an advisor or consultant, with certain exceptions noted below.
2.
Tax Withholding. The Company shall have the right to require, as of the grant, vesting or exercise of this Stock Option and the sale of any shares of Common Stock received upon exercise of this Stock Option, that Employee (or any person acting under paragraph 3 below):
(a)
Prior to any relevant taxable or tax withholding event (“Tax Date”), as applicable, Employee will pay or make adequate arrangements satisfactory to the Company and/or Employer to satisfy any or all income tax (including foreign, federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related items related to Employee’s participation in the Plan and legally applicable to Employee (“Tax-Related Items”). In this regard, Employee will satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) in cash; (ii) except as may be prohibited by applicable law, a Cashless Exercise; or (iii) any other method of payment permitted by the Committee and applicable law, equal to the amount necessary to satisfy the Tax-Related Items.

(b)
Provide the Company with any forms, documents or other information reasonably required by the Company in connection with the grant.
(c)
Regardless of any action the Company and/or Employee’s employer (the “Employer”) takes with respect to the Tax-Related Items, Employee acknowledges that the ultimate liability for all Tax-Related Items legally due by Employee is and remains Employee’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer. Employee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Option, including the grant of the Stock Option, the exercise of the Stock Option, the receipt of an equivalent cash payment, the subsequent sale of any shares of Common Stock acquired at exercise and the receipt of any dividends on any shares of Common Stock acquired upon exercise; and (ii) do not commit to structure the terms of the grant or any aspect of the Stock Option to reduce or eliminate Employee’s liability for the Tax-Related Items.
(d)
Finally, Employee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Employee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue shares of Common Stock to Employee if Employee fails to comply with Employee’s obligations in connection with the Tax-Related Items as described herein.
3.
Nontransferability of Stock Option. Subject to any restrictions imposed by local law, so long as Employee continues to be a subject to Section 16 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder or an Executive Vice President, Employee may transfer this Stock Option to a family member or family entity without consideration, in accordance with Section 5.4 of the Plan; provided, however, in the case of a transfer of this Stock Option to a limited liability company or a partnership which is a family entity, such transfer may be for consideration consisting solely of an entity interest in the limited liability company or partnership to which the transfer is made. Any transfer of this Stock Option shall be in a form acceptable to the Company, shall be signed by Employee and shall be effective only upon written acknowledgement by the Committee (or its authorized delegate) of its receipt and acceptance of such notice. If this Stock Option is transferred to a family member or family entity, the Stock Option may not thereafter be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by such family member or family entity except by will or the laws of descent and distribution.
4.
Termination of Service. Employee shall forfeit Employee’s right to this Stock Option, to the extent not already vested, if Employee’s continuous service with Western Union terminates for any reason prior to the Date of Full Vesting (except as set forth in the following subparagraphs (a) through (d) or as provided for in any severance policy applicable to the Employee or any other agreement between Western Union and Employee). Employee’s right to exercise the Stock Option and the time during which Employee may exercise the Stock Option depends on the reason for Employee’s termination.
(a)
Death or Disability. If Employee’s service with Western Union terminates by reason of death or termination by Western Union due to Disability prior to the Date of Full Vesting, Employee shall immediately vest, as of the date of such termination of service, in this Stock Option and it shall become exercisable and may thereafter be exercised by Employee or Employee’s executor, administrator, legal representative, beneficiary or similar person until the date which is one year after the date of death or the effective date of Employee’s termination of service, or if earlier, the Expiration Date of the term of this Stock Option. For purposes of this Agreement, “Disability” shall mean either that the Employee is either (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer, in either case, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(b)
Retirement. If Employee’s service with Western Union terminates by reason of a Qualifying Retirement and the Employee has provided at least six-months advance notice of retirement (or such shorter period approved by the Executive Vice President, Human Resources with respect to Employees not subject to Section 16 of the Exchange Act or, for Employees subject to Section 16 of the Exchange Act, the Committee), in a form acceptable to the Company, this Stock Option, to the extent not already vested, shall fully vest and become exercisable at the same time as if Employee had remained employed with Western Union through the Date of Full Vesting, subject to the terms and conditions set forth in this Agreement and Employee’s timely execution of an agreement and release in a form acceptable to the Company. For purposes of this Agreement, a Qualifying Retirement will occur upon an Employee's termination of service to Western Union (other than a termination by reason of death or Disability or for Cause) on or after the date the sum of the Employee’s age and Years of Service totals 60, with a minimum of at least five Years of Service and a minimum age of 50. Years of Service shall mean the number of full years of uninterrupted service as a regular full-time employee or part-time employee from Employee’s most recent date of hire. Years of Service also includes (i) time spent on Western Union-approved leave of absences, provided that no more than one (1) cumulative Year of Service shall be credited for such leave of absences and (ii) prior service with certain acquired companies or other affiliated companies provided the prior service is negotiated for in the applicable acquisition agreement. The vested portion of this Stock Option, including any portion that had previously become vested, may be exercised by Employee (or their legal representative or similar person) until the Expiration Date. In administering the Plan, the Committee reserves the right to treat Employee’s termination of service due to Retirement the same as "Other Termination" (as defined in this Agreement) in the event that application of the immediately preceding sentence would be deemed to be impermissible age discrimination under local law, as determined in the sole discretion of the Committee.

(c)
Involuntary Termination Without Cause. Except to the extent subparagraph (b) applies, if Employee’s employment with Western Union terminates involuntarily and without Cause and at such time Employee is entitled to receive benefits under a Company severance policy, subject to Employee’s timely execution of an agreement and release (the “Release”) in a form acceptable to the Company which will include restrictive covenants and a comprehensive release of all claims, the unvested portion of the Stock Option shall vest on a prorated basis effective on your termination date, with the portion of the Stock Option subject to the execution and non-revocation of a Release vested as of such termination of service but with the exercisability of such portion suspended until the effective date of the Release and, in the event the Release does not become effective, such portion of the Stock Option shall be canceled by the Company for no consideration. Notwithstanding anything to the contrary in the Company severance policy applicable to Employee as of the effective date of termination of service, such prorated vesting shall be calculated by multiplying the total number of shares covered by the Stock Option as of the Date of Grant by a fraction, the numerator of which is the number of days between the Date of Grant and the effective date of Employee’s termination and the denominator of which is the number of days between the Date of Grant and the Date of Full Vesting, less the portion of the Stock Option which has previously vested. The unvested portion of the Stock Option that does not become vested under such calculation shall be forfeited effective on Employee’s termination date and shall be canceled by the Company for no consideration. The vested portion of the Stock Option, including any portion that had previously become vested and the prorated portion that vests effective on Employee’s termination date in accordance with the above calculation, may be exercised by Employee (or Employee’s legal representative or similar person) until the second anniversary of Employee’s termination date or, if earlier, the Expiration Date. If Employee’s employment with or service to Western Union is terminated involuntarily and without Cause and Employee is not entitled to benefits under a Company-sponsored severance policy on the date of such termination, the Stock Option shall cease to vest, and to the extent already vested, may thereafter be exercised by Employee (or Employee’s legal representative or similar person) until the date which is three months after such involuntary termination, or if earlier, the Expiration Date.

(d)
Change in Control Termination. If Employee is an eligible participant in The Western Union Company Severance/Change in Control Policy (Executive Committee Level) (the “Executive Severance Policy”) at the time of a Change in Control and Employee’s employment with the Company, a Subsidiary or an Affiliate terminates for an eligible reason under such Executive Severance Policy during the 24-month period commencing on the effective date of the Change in Control, then this Stock Option shall immediately become fully vested and exercisable effective on the date of Employee’s termination and may thereafter be exercised by Employee (or Employee’s legal representative or similar person) until the end of Employee’s severance period (as defined in any severance policy applicable to the Employee) or, if earlier, the Expiration Date.

(e)
Termination for Cause. If Employee’s employment with Western Union is terminated for Cause, the Stock Option shall cease to vest, and to the extent already vested, may thereafter be exercised by Employee (or Employee’s legal representative or similar person) until the close of the New York Stock Exchange (if open) on the date of Employee’s termination of service. If the New York Stock Exchange is closed at the time of Employee’s termination of service, the Stock Option shall be forfeited at the time Employee’s employment is terminated and shall be canceled by the Company for no consideration.

(f)
Other Termination. If Employee’s employment with Western Union terminates for any reason other than death, Disability, Qualifying Retirement, involuntary termination without Cause, termination for Cause or termination for an eligible reason under such Executive Severance Policy during the 24-month period commencing on the effective date of the Change in Control, as contemplated by subparagraph 4(d), the Stock Option shall cease to vest, and to the extent already vested, may thereafter be exercised by Employee (or Employee’s legal representative or similar person) until the close of the New York Stock Exchange (if open) on the date which is the thirtieth (30th) day following Employee’s termination of service, or if earlier, the Expiration Date.
(g)
Death Following Termination of Service. If Employee dies during the period specified in subparagraphs 4(a) through 4(d) and 4(f) during which the Stock Option may be exercised, the Stock Option will be exercisable only to the extent that the Stock Option is exercisable on the date of Employee's death and may thereafter be exercised by Employee's executor, administrator, legal representative, beneficiary or similar person until the date which is one year after the date of Employee's death, or if earlier, the Expiration Date.

If the New York Stock Exchange is closed on the last day to exercise Employee's unexpired Stock Option as provided in subparagraphs 4(a) through 4(d), 4(f) and 4(g), as applicable, then Employee's unexpired Stock Option may be exercised until the close of the New York Stock Exchange on the next following day on which the New York Stock Exchange is open, after which time the Stock Option shall be forfeited and canceled by the Company for no consideration, provided that the Stock Option may not be exercise after its Expiration Date.

5.
Amendment. The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, however, that no such amendment shall adversely affect in a material manner any right of Employee under this Agreement without Employee’s written consent.
6.
Decisions of Company, Board or Committee. Any action taken or decision made by the Company, the Board, or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on Employee and all persons claiming under or through Employee. By accepting this grant or other benefit under the Plan, Employee and each person claiming under or through Employee shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.
7.
Participation in the Plan and Award of Units. In accepting the grant, Employee acknowledges that: (i) the Plan is discretionary in nature and it may be modified, suspended or terminated by the Company or the Committee at any time; (ii) the grant of the Stock Option is voluntary and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of options, even if stock options have been granted repeatedly in the past; (iii) all decisions with respect to any such future grants will be at the sole discretion of the Committee; (iv) Employee’s participation in the Plan shall not create a right to further employment or service with Employee’s Employer and shall not interfere with the ability of Employee’s Employer to terminate Employee’s employment or service relationship at any time with or without cause; (v)

Employee’s participation in the Plan is voluntary; (vi) the value of the Stock Option is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (vii) in the event of involuntary termination of Employee’s employment, your right to receive stock options under the Plan, if any, will terminate effective as of the date that you are no longer actively employed regardless of any reasonable notice period mandated under local law (including but not limited to statutory law, regulatory law and/or common law) and the right to receive grants of stock options will not continue during any required notice period; (viii) the Stock Options have not been granted to you in consideration of your employment with Employee’s Employer, but is purely a gratuity extended by the Company at its sole discretion, and the Stock Option can in no event be understood or interpreted to mean that the Company is Employee’s Employer or that you have an employment or service relationship with the Company; (ix) the Stock Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (vii) the future value of the underlying shares is unknown and cannot be predicted with certainty; (viii) if the underlying shares do not increase in value, the Stock Option will have no value; and (ix) no claim or entitlement to compensation or damages arises from termination of the Stock Option or diminution in value of the Stock Option or shares purchased through exercise of the Stock Option and you irrevocably release the Company and Employee’s Employer from any such claim that may arise.

The Company reserves the right to impose other requirements on Employee’s participation in the Plan, on the Stock Option and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with any applicable law or facilitate the administration of the Plan. Employee agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, Employee acknowledges that the laws of the country in which Employee is working at the time of grant, exercise of the Stock Option or the sale of shares of Common Stock received pursuant to this Stock Option (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Employee to additional procedural or regulatory requirements that Employee is and will be solely responsible for and must fulfill.

8.
Blue Pencil. If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed as to foster the intent of this Agreement and the Plan.

Nothing contained in this Agreement is intended to limit Employee’s ability to (i) report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”), (ii) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or (iii) under applicable United States federal law to (A) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (B) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

9.
Clawback Policy. To the extent Employee is covered by The Western Union Company Dodd-Frank Clawback and Forfeiture Policy (the “Dodd-Frank Clawback Policy”) and The Western Union Company Misconduct Clawback and Forfeiture Policy (the “Misconduct Clawback Policy”), Employee acknowledges receipt of a copy of the Dodd-Frank Clawback Policy and the Misconduct Clawback Policy. Notwithstanding anything in the Agreement to the contrary, the Stock Option, and any related payments, are subject to the provisions of the Dodd-Frank Clawback Policy and the Misconduct Clawback Policy, and any modification to such policies or any other clawback policy of the Company adopted to comply with applicable laws, rules, regulations or governmental orders or judgments.
10.
Governing Law. The validity, construction, interpretation, administration and effect of the Plan and this Agreement shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly under the Stock Option or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Colorado, and agree that such litigation shall be conducted in the courts of Denver County, or the federal courts for the United States for the District of Colorado, and no other courts where this grant is made and/or to be performed.
11.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Stock Option and participation in the Plan or related to future options that may be granted under the Plan by electronic means or to request Employee’s consent to participate in the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

12.
Non-Solicitation (not applicable to Employees in California, U.S.).

A.
Non-Solicitation of Clients or Key Accounts. Employee agrees that Employee’s work for Western Union has involved access to, possession of, and development of Trade Secrets. Employee agrees that while employed by Western Union, Employee has had contact with and has become aware of Western Union’s Clients and Key Accounts and the representatives of those Clients and Key Accounts, their names and addresses, specific Client and Key Account needs and requirements, and leads and references to Prospective Clients and Prospective Key Accounts, and that Employee has benefited and added to Western Union’s goodwill with its Clients, Key Accounts, and in the marketplace generally. Employee further agrees that loss of such Clients or Prospective Clients or Key Accounts or Prospective Key Accounts will cause Western Union significant and irreparable harm.

Accordingly, Employee agrees that, for twelve (12) months from Employee’s termination date, Employee will not solicit, contact, call upon, or attempt to communicate with any Restricted Client, Prospective Client, Restricted Key Account, or Prospective Key Account for the purpose of providing any Restricted Business services.

B.
Non-Solicitation of Employees and Others. Employee acknowledges and agrees that Western Union has a legitimate interest in maintaining the stability of its workforce and solely as a result of employment with Western Union, Employee has come into contact with and has acquired Trade Secrets or Confidential Information regarding, and influence over, Western Union’s employees, consultants, contractors, or agents (for purposes of this Paragraph 12, collectively referred to as “worker”).

Accordingly, both during employment with Western Union and for twelve (12) months from the Employee’s termination date, Employee will not recruit, or attempt to recruit, any other worker of Western Union (i) whom Employee managed, reported to, or who reported to Employee, (ii) with whom Employee had business-related interaction, or (iii) about whom Employee learned Trade Secrets or Confidential Information, in each case during Employee’s last twenty-four (24) months of employment with Western Union.

C.
Definitions. For the purposes of this Paragraph 12, the following terms are defined as described below:

“Client” means any person, firm or company (including, without limitation, consumers, clients and customers) to whom Western Union provides any of its goods or services;

“Confidential Information” means any data or information and documentation, other than Trade Secrets, which is valuable to Western Union and not generally known to the public, including but not limited to:

a) Financial information, including but not limited to earnings, assets, debts, prices, fee structures, volumes of purchases or sales, or other financial data, whether relating to the Western Union generally, or to particular products, services, geographic areas, or time periods;

b) Supply and service information, including but not limited to information concerning the goods and services utilized or purchased by Western Union, the names and addresses of Key Accounts and suppliers, terms of Key Account and supplier service contracts, or of particular transactions, or information about Prospective Key Accounts or potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of Key Accounts or suppliers or use of particular Key Accounts or suppliers, though generally known or available, yields advantages to Western Union the details of which are not generally known; and

c) Data or information of Western Union’s Clients, suppliers, or employees that Western Union is prohibited by law, contract or Western Union policy from disclosing. By way of example such information includes but is not limited to:

(1) Product specifications, marketing strategies, pricing, sales volumes, discounts;

(2) Nonpublic personal information regarding consumers, including but not limited to names, addresses, credit card numbers, financial transactions, and account balances;

(3) Personnel information, including but not limited to other employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance skills, qualifications, and abilities, or other employee information (nothing in this provision, however, is intended to prohibit Employee from disclosing to others information about Employee’s own compensation or the Employee’s working conditions); and

(4) Customer information, which is not protected by a separate confidentiality agreement, including but not limited to any compilations of past, existing or prospective customers, agreements between customers and Western Union, status of customer accounts or credit, the identity of customer representatives responsible for entering into contracts with Western Union, specific customer needs and requirements, or related information about actual or prospective customers or other nonpublic consumer information;

“Key Account” means any person, firm or company (including, without limitation, agents) in conjunction with whom Western Union provides any of its goods or services;

“Prospective Client” means any person, firm or company who has been engaged in negotiations with a view to contracting with Western Union for Western Union’s goods or services, in relation to which Employee was in possession of, accessed, or developed Trade Secrets at any time during the last twenty-four (24) months of Employee’s employment with Western Union;

“Prospective Key Account” means any person, firm or company (including, without limitation, agents) who has been engaged in negotiations with a view to contracting or otherwise working in conjunction with Western Union in relation to the provision of any of Western Union’s goods or services, in relation to which Employee was in possession of, accessed, or developed Trade Secrets in the course of Employee’s employment at any time during the last twenty-four (24) months of Employee’s employment with Western Union;

“Relevant Period” means the period of 12 months immediately prior to the termination date;

“Restricted Business” means the business or businesses (or part thereof) carried on by Western Union in or with which Employee has been materially involved or concerned in the course of Employee’s employment at any time during the Relevant Period;

“Restricted Client” means any Client with respect to whom Employee was in possession of, accessed, or developed Trade Secrets in the course of Employee’s employment at any time during the last twenty-four (24) months of Employee’s employment with Western Union;

“Restricted Key Account” means any Key Account with respect to whom Employee was in possession of, accessed, or developed Trade Secrets, in the course of Employee’s employment at any time during the last twenty-four (24) months of Employee’s employment with Western Union;

“Trade Secrets” includes but is not limited to the following:

a) any data or information that is competitively sensitive or commercially valuable, and not generally known to the public, including, but not limited to, products planning information, marketing strategies, marketing results, forecasts or strategies, plans, finance, operations, reports, data, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of Western Union, and its customers, clients, and suppliers; and

b) any scientific or technical information, design, process, procedure, formula, or improvement, computer software, object code, source code, specifications, inventions, systems information, whether or not patentable or copyrightable.

Employee understands, acknowledges, and agrees that in the event of a breach or threatened breach of any of the covenants contained in this Agreement, the Company shall suffer irreparable injury for which there is no adequate remedy at law, and the Company will therefore be entitled to temporary, preliminary, and/or permanent injunctive relief, without bond or other security from the courts, enjoining additional breaches and threatened breaches. Employee further acknowledges that the Company also shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach and the terms and conditions of paragraph 12 of this

Agreement shall not supersede, replace or otherwise limit any non-solicitation covenant contained in any employment contract between the Employee and Western Union.

ANNEX B

THE WESTERN UNION COMPANY

2024 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

ADDITIONAL TERMS AND PROVISIONS

FOR U.S. EMPLOYEES

Terms and Conditions

This Annex includes special terms and conditions applicable to Employee if he or she resides in the United States. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

1.
Conflicts of Interest; Duty of Loyalty. Employee acknowledges that, during employment, they owe a duty of loyalty and good-faith performance to the Company. The Employee shall comply with the Company’s conflict of interest policies and not knowingly act against the Company’s interests, divert or attempt to divert business opportunities, solicit or encourage any customer, supplier, or employee to reduce or cease its relationship with the Company, or otherwise engage in conduct that is inconsistent with the Employee’s obligations to act in the Company’s best interests while employed.
2.
California Employees. For California Employees, nothing in this Agreement is intended or shall be construed to restrict the Employee’s ability to engage in any lawful profession, trade, or business, including work for another employer, except to the limited extent necessary to prevent material interference with the Employee’s job duties, misuse of the Company’s Confidential Information, or actual conflicts of interest, consistent with California Business & Professions Code § 16600 and applicable law.
3.
Post-Employment Non-Competition (not applicable to Employees in California, Oklahoma, Minnesota, and North Dakota or Employees earning below wage thresholds in states with such requirements).
A.
Employee agrees that Western Union is engaged in a highly competitive business. Employee agrees that due to Employee’s position, which is special, unique, and extraordinary, and due to Employee’s unique access to Western Union’s Trade Secrets, Confidential Information, and other proprietary information, engaging in any business which is competitive with Western Union will cause Western Union great and irreparable harm. Employee agrees that Employee’s work for Western Union has brought and will bring Employee into close contact with many of Western Union’s Clients, Prospective Clients, Key Accounts, Prospective Key Accounts, Trade Secrets, Confidential Information, and other proprietary information. Employee further agrees that the covenants in this Agreement are reasonable and necessary to protect Western Union’s legitimate business interests in its Client and Prospective Client relationships, Key Account and Prospective Key Account relationships, goodwill, Trade Secrets, Confidential Information, and other proprietary information.

B.
Employee agrees that, except as prohibited by law, for twelve (12) months from the termination date, Employee shall not, on Employee’s behalf or another’s behalf, directly or indirectly, without the prior consent of Western Union, be engaged in or employed by any of the following:

i.
any Restricted Activities at any time during the twelve-month period after the termination date;

ii.
any Restricted Client in the Relevant Area where such engagement, employment, concern or interest (i) will reduce, or (ii) is likely to reduce, the amount of Restricted Business provided to such Restricted Client;

iii.
any Restricted Client in the Relevant Area where such engagement, employment, concern or interest (i) will, or (ii) is likely to adversely vary the terms on which Restricted Business is provided to such Restricted Client;

iv.
any Restricted Key Account in the Relevant Area where such engagement, employment, concern or interest (i) will or (ii) is likely to reduce the amount of good or services provided in conjunction with such Restricted Key Account; or

v.
any Prospective Client or Prospective Key Account in the Relevant Area where such engagement, employment, concern or interest (i) will interfere with, or (ii) is likely to interfere with negotiations for the provision of any of goods or services between the Western Union and (A) such Prospective Client or (B) in conjunction with such Prospective Key Account, provided that Employee may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognized stock exchange).

C.
Employee agrees that the consideration provided by the Units offered under this Agreement are good and valuable consideration for all of the provisions in the Agreement, including without limitation the post-employment restrictive covenants in Annex A and B. Employee also agrees that prospective employers exist such that employment opportunities are available to Employee which would not be in violation of this Paragraph 3 of Annex B. Employee further agrees that this Paragraph 3 of Annex B is reasonable in scope, geography, and duration and does not constitute a restraint of trade with respect to Employee’s ability to obtain alternate employment in the event Employee’s employment with Western Union terminates for any reason, and regardless of whether such termination is initiated by Employee or Western Union.

4.
Long Term Incentive Plan Clawback (only applicable to VP-Level Employees and above in states other than California, Oklahoma, Minnesota, and North Dakota).

A. If Employee violates any of Employee’s Non-Competition obligations in Paragraph 3 of Annex B, the Compensation and Benefits Committee of The Western Union Company Board of

Directors or its designee may, to the extent permitted by applicable law, with respect to awards granted under the Plan or any successor plan on or after February 23, 2022:

1. cancel the Employee’s outstanding awards that remain unexercised or subject to a performance or vesting condition; and

2. recover from the Employee any gain realized on the vesting or exercise of an award of restricted stock, restricted stock units, performance-based restricted stock units, an option, or any other award granted under the Plan or any successor plan, in each case, that were exercised or vested during the 12-month period preceding the termination date.

B. If an Employee fails to comply with any of Employee’s obligations in Paragraph 3 of Annex B, Employee agrees to repay the Company, upon demand by the Company, the amounts set out in clause (A)2 of this Paragraph 4 of Annex B, and the Company shall be entitled, to the extent and in the manner permitted by Section 409A of the Internal Revenue Code of 1986, as amended, to set-off the amount of any such repayment obligation against any amount owed, from any source, to the Employee by the Company.

C. The remedy provided pursuant to this Paragraph 4 of Annex B shall be without prejudice to the Company’s right to recover any losses resulting from a violation of Paragraph 3 of Annex B and the Company reserves the right to pursue whatever other remedies the Company may have, at law or equity, for violation of the terms of Paragraph 3 of Annex B.

5.
Definitions. For the purposes of this Agreement, the following terms are defined as described below:

“Relevant Area” means the geographic area that is the same or substantially similar to the geographic area that Employee serviced while employed by Western Union in the course of Employee’s employment at any time during the Relevant Period;

“Relevant Period” means the period of 12 months immediately prior to the termination date;

“Restricted Activities” means acting as an employee, principal, agent, partner, shareholder, contractor, director, consultant, investor or otherwise in the Relevant Area for a Restricted Company and performing, advising, engaged in, or involved with the same or substantially the same functions or job duties that Employee performed for the Company without the prior written approval of the Company;

“Restricted Company” means those companies and entities which (i) compete, or (ii) are planning to compete with the Restricted Business, including (without limitation) the following companies and their respective affiliates and subsidiaries:

BanCoppel

Block, Inc.

Coinbase Global, Inc.

Euronet Worldwide, Inc.

Grupa Elektra

IDT Corporation (including BOSS Money)

MaxiTransfers, LLC

MoneyGram International, Inc.

Nu Holdings Ltd.

PayPal, Inc. (including Xoom)

Remitly, Inc.

Revolut Group Holdings Ltd.

Ria Money Transfer

Viamericas Corporation

Wise plc

WorldRemit Ltd.

XE Corporation

6.
Notices Regarding Subsequent Employment. To facilitate compliance with this Agreement, Employee agrees to provide the Company with written notice of Employee’s post-Company employment during the time period encompassed by the restrictions contained herein. Such notice shall include the identity of the company with which Employee will be employed, Employee’s job title, and Employee’s general responsibilities in the job. The notice shall be given to the Employment Law Group, The Western Union Company, 7001 E. Belleview Ave., HQ 13, Denver, CO 80237 within five (5) business days of Employee’s acceptance of a job offer. Additionally, Employee agrees to provide a copy of this Agreement to prospective employers prior to commencing employment.

ANNEX C

THE WESTERN UNION COMPANY

2024 LONG-TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

ADDITIONAL TERMS AND PROVISIONS

FOR NON-US EMPLOYEES

Terms and Conditions

This Annex includes special terms and conditions applicable to Employee if he or she resides in one of the countries listed below. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

Notifications

This Annex also includes country-specific information of which Employee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2026. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Employee does not rely on the information noted herein as the only source of information relating to the consequences of Employee’s participation in the Plan because the information may be out of date at the time that Employee exercises the Stock Option or sell shares of Common Stock acquired under the Plan.

In addition, the information is general in nature and may not apply to Employee’s particular situation, and the Company is not in a position to assure Employee of any particular result. Accordingly, Employee is advised to seek appropriate professional advice as to how the relevant laws in Employee’s country may apply to Employee’s situation. Finally, please note that if Employee is a citizen or resident of a country other than the country in which Employee is currently working, or transfer employment after grant, the information contained in this Annex may not be applicable to Employee.

ALL COUNTRIES OUTSIDE THE UNITED STATES

Data Privacy. Employee acknowledges the collection, use and transfer, in electronic or other form, of Employee’s Personal Data by and among, as applicable, the Employer, the Company and the Company’s Subsidiaries and Affiliates, and the stock plan provider (e.g., Fidelity) for the purpose of implementing, administering and managing Employee’s participation in the Plan. Such Personal Data includes, but is not limited to, Employee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Units or other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Employee’s favor, and any other personal data that may be required for the purpose of implementing, administering and managing the Plan (“Personal Data”).

For more information about how the Company processes Personal Data Employees can consult the Global Employee and Contractor Data Privacy Notice which is available in the Privacy and Data Governance team’s policy library, which can be reached in the Simon/Onspring application in Okta, by visiting the Privacy and Data Governance page on We@WesternUnion, or by contacting wuprivacy@westernunion.com maintained on We@WesternUnion.

Language. Employee acknowledges that Employee is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so as to enable Employee to understand the provisions of the Agreement and the Plan. If Employee has received the Agreement or any other document or communication related to the Plan or this award in a language other than English and the meaning in the translation is different than in the English version, the terms expressed in the English version will govern, unless otherwise required by applicable law.

ITALY

Terms and Conditions

Plan Document Acknowledgment. In accepting the grant, Employee acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Annex C, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Annex C.

In addition, Employee further acknowledges that he or she has read and specifically and expressly approves without limitation the Data Privacy section of this Annex C and the following clauses in Annex A of the Agreement: Paragraph 1, Paragraph 2, Paragraph 7, Paragraph 9, Paragraph 10 and Paragraph 11.

Notifications

Foreign Asset/Account Reporting Information. To the extent that Employee holds investments abroad or foreign financial assets that may generate taxable income in Italy (such as shares of Common Stock acquired under the Plan) during the calendar year, Employee is required to report them on Employee’s annual tax return (UNICO Form, RW Schedule), or on a special form if no tax return is due and pay the foreign financial assets tax. The tax is assessed at the end of the calendar year or on the last day the assets are held (in such case, or when assets are acquired during the course of the year, the tax is levied in proportion to the number of days the assets are held over the calendar year). No tax payment duties arise if the amount of the foreign financial assets tax calculated on all financial assets held abroad does not exceed a certain threshold.